Amtech Reports Second Quarter Fiscal 2017 Results
TEMPE, Ariz., May 10, 2017 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production equipment and related supplies for the solar, semiconductor, and LED markets, today reported results for its second fiscal quarter ending March 31, 2017.
Second Quarter Fiscal 2017 Financial and Operational Highlights:

•	Customer orders of $68.2 million (solar $46.9 million)

•	Quarter-end backlog of $87.4 million (solar $66.9 million)

•	Net revenues of $32.9 million (solar $16.6 million)

•	Book to bill ratio of 2.0:1 (2.7:1 solar)

•	Net loss of $1.4 million, or $0.11 per share

•	Unrestricted cash of $38.9 million
Mr. Fokko Pentinga, Chief Executive Officer of Amtech, commented, "Our second quarter financial results show that our three segments, solar, semi, and polishing, all contributed to the 46% increase in revenue and the significantly improved operating margin compared to one year ago."
Mr. Pentinga continued, "We are pleased with our $68 million of total bookings in the second quarter, including $47 million of solar orders, which is the highest solar bookings since the second quarter of 2011.  With those bookings, our March 31, 2017 backlog is $87 million, a 67 percent increase since December 31, 2016 and the highest in six years.   As announced on April 25, 2017, we received a follow-on order for the second phase of a multi-phase 1GW project, in addition to the order for the first phase announced in January 2017.  The Company's total order backlog as of April 25, 2017 was approximately $125 million. We expect financial results for the second half of this fiscal year and first half of fiscal year 2018 to benefit from this activity including the initial and follow on orders received this calendar year for our bi-facial N-type technology which includes our distinguishable high throughput PECVD and diffusion systems."
At March 31, 2017, the Company's total order backlog was $87.4 million (solar $66.9 million), compared to total backlog of $51.5 million (solar $35.8 million) at December 31, 2016. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.
Net revenue for the second quarter of fiscal 2017 was $32.9 million compared to $ 29.1 million in the preceding quarter and $22.5 million in the second quarter of fiscal 2016. The sequential increase and the increase from the prior year quarter is due primarily to increased demand for our solar PECVD and ALD tools, as well as our semiconductor equipment.
Gross margin in the second quarter of fiscal 2017 was 25%, compared to 29% in the preceding quarter and 27% in the second quarter of fiscal 2016. Sequentially and compared to prior year, the gross margins were lower in our solar segment primarily due to a net deferral of profit compared to a net recognition of previously deferred profit, but were partially offset by higher gross margins in our semiconductor segment due to favorable product mix.  Gross margins in our semiconductor segment were also higher in the second quarter of 2017 compared to prior year due higher sales volumes and higher capacity utilization.
Selling, general and administrative (SG&A) expenses in the second quarter of fiscal 2017 were $8.3 million compared to $7.0 million in the preceding quarter and $7.4 million in the second quarter of fiscal 2016.  Sequentially, the increase results primarily from the collection in Q1 2017 of approximately $1.0 million of previously reserved accounts receivable.  Compared to the same quarter in fiscal 2016, the increase results primarily from higher selling expenses related to higher revenues.
Research, development and engineering (RD&E) expense was $1.5 million in the second quarter of fiscal 2017 compared to $1.6 million in the preceding quarter and $2.2 million in the second quarter of fiscal 2016.
Depreciation and amortization in the second quarter of fiscal 2017 was $0.6 million, compared to $0.7 million in the preceding quarter and $0.7 million in the second quarter of fiscal 2016.
Income tax expense in the second quarter of fiscal 2017 was $0.2 million compared to $0.1 million in the preceding quarter and $1.7 million in the second quarter of fiscal 2016.  Income tax expense in Q2 2016 is primarily related to tax on the $2.6 million pre-tax gain on the sale of the exclusive sales and service rights for the Kingstone ion implanter.
The net loss for the second quarter of fiscal 2017 was $1.4 million, or $0.11 per share, compared to a net loss of $53,000 or $0.00 per share in the preceding quarter and a net loss of $1.5 million, or $0.11 per share for the second quarter of fiscal 2016.  The second quarter of 2017 did not benefit from any items comparable to the gain on the sale of the exclusive sales and service rights for the Kingstone ion implanter in the same quarter last year.

Unrestricted cash and cash equivalents at March 31, 2017 were $38.9 million, compared to $23.6 million at December 31, 2016. The increase in cash and cash equivalents is primarily due to customer deposits received from the turnkey order announced on January 24, 2017, and good collection on receivables for both Solar and Semi, partially offset by cash used to begin work on the turnkey order.
Outlook
Revenue in the second half of fiscal 2017 is expected to be much higher than in the first half of this fiscal year and is expected to lead to an improvement in the results of operations for the second half as compared to the first half of the fiscal year due to the shipment of the equipment for the large turnkey order announced in January 2017 ("Phase I").  Even so, a meaningful portion of the revenue and profit from Phase I will be deferred until the installation and acceptance, which is expected in fiscal 2018. The large follow-on turnkey order announced in April 2017 ("Phase II") is not included in the backlog as of March 31, 2017 and is expected to ship in the first half of fiscal 2018.
The company expects revenues for the quarter ending June 30, 2017 to be in the range of $39 to $42 million. Gross margin for the quarter ending June 30, 2017 is expected to be in the low to mid 20s percent range, with operating margin slightly negative, both influenced by product mix and revenue deferrals.
Operating results could be impacted by the timing of system shipments, particularly the first shipment of equipment for the turnkey order, the net impact of revenue deferral on those shipments, and recognition of revenue based on customer acceptances, all of which can have a significant effect on operating results.
A substantial portion of Amtech's revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.
Conference Call
Amtech Systems will host a conference call and webcast today at 5:00pm ET to discuss second quarter fiscal 2017 financial results. Those in the USA wishing to participate in the live call should dial (844)-868-9329. From Canada, dial (866)-605-3852, and internationally, dial (412) 317-6703. Request "Amtech" when connected to the operator. A replay of the call will be available one hour after the end of the conference call through May 17, 2017.  To access the replay please dial US toll free (877) 344-7529 and enter code 10104917. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech's website at www.amtechsystems.com.
About Amtech Systems, Inc.
Amtech Systems, Inc. is a global supplier of advanced thermal processing equipment to the solar, semiconductor / electronics, and LED manufacturing markets. Amtech's equipment includes diffusion, ALD and PECVD systems and solder reflow systems. Amtech also supplies wafer handling automation and polishing equipment and related consumable products. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS, printed circuit boards, semiconductor packaging, and the polishing of newly sliced sapphire and silicon wafers. Amtech's products are recognized under the leading brand names Tempress Systems™, Bruce Technologies™, PR Hoffman™, R2D Automation™, SoLayTec, and BTU International.
Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "would," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology or our management are intended to identify such forward-looking statements.  Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, and plans and objectives of Amtech and its management for future operations.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2016, listed various important factors that could affect the company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf.  These factors can be found under the heading "Risk Factors" in the Form 10-Ks and investors should refer to them.  Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties.  Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Robert T. Hass Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 10, 2017
(Unaudited)

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,

	2017	2016	2017	2016

Revenues, net of returns and allowances	$ 32,944	$ 22,483	$ 62,079	$ 44,557
Cost of sales	24,549	16,482	45,241	32,601
Gross profit	8,395	6,001	16,838	11,956

Selling, general and administrative	8,260	7,448	15,258	15,044
Research, development and engineering	1,535	2,160	3,163	4,447
Operating loss	(1,400)	(3,607)	(1,583)	(7,535)

Gain on sale of other assets	-	2,576	-	2,576
Income (loss) from equity method investment	52	688	(91)	671
Interest expense and other income, net	(197)	33	(116)	(169)
Loss before income taxes	(1,545)	(310)	(1,790)	(4,457)

Income tax provision	194	1,670	284	1,970
Net loss	(1,739)	(1,980)	(2,074)	(6,427)

Add: net loss attributable to noncontrolling interest	319	481	599	914
Net loss attributable to Amtech Systems, Inc.	$ (1,420)	$ (1,499)	$ (1,475)	$ (5,513)

Loss Per Share:
Basic loss per share attributable to Amtech shareholders	$ (0.11)	$ (0.11)	$ (0.11)	$ (0.42)
Weighted average shares outstanding	13,188	13,169	13,184	13,161

Diluted loss per share attributable to Amtech shareholders	$ (0.11)	$ (0.11)	$ (0.11)	$ (0.42)
Weighted average shares outstanding	13,188	13,169	13,184	13,161

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 10, 2017

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	September 30,
Assets	2017	2016
	(Unaudited)
Current Assets
Cash and cash equivalents	$ 38,860	$ 27,655
Restricted cash	2,565	893
Accounts receivable
Trade (less allowance for doubtful accounts of $1,164 and $3,730 at March 31, 2017 and September 30, 2016 , respectively)	19,484	17,642
Unbilled and other	9,430	8,634
Inventories	20,778	23,223
Refundable income taxes	-	260
Vendor deposits	7,970	1,962
Other	2,138	2,655
Total current assets	101,225	82,924

Property, Plant and Equipment - Net	15,014	15,960
Deferred Income Taxes - Long Term	200	200
Other Assets - Long Term	1,050	1,095
Investments	2,942	3,032
Intangible Assets - Net	3,740	4,100
Goodwill	10,867	11,119
Total Assets	$ 135,038	$ 118,430

Liabilities and Stockholders' Equity

Current Liabilities	(Unaudited)
Accounts payable	$ 16,850	$ 15,397
Current maturities of long-term debt	860	1,134
Accrued compensation and related taxes	5,819	5,710
Accrued warranty expense	885	795
Deferred profit	5,009	4,709
Customer deposits	24,214	7,055
Other accrued liabilities	1,815	2,164
Income taxes payable	1,170	1,100
Total current liabilities	56,622	38,064

Long-term Debt	9,285	9,097
Income Taxes Payable - Long-term	5,770	5,930
Total liabilities	71,677	53,091

Preferred stock; 100,000,000 shares authorized; none issued	-	-
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 13,200,510 and 13,179,355 at March 31, 2017 and September 30, 2016, respectively	132	132
Additional paid-in capital	112,350	111,631
Accumulated other comprehensive loss	(9,430)	(8,876)
Retained deficit	(37,305)	(35,830)
Total stockholders' equity	65,747	67,057
Noncontrolling interest	(2,386)	(1,718)
Total equity	63,361	65,339
Total Liabilities and Stockholders' Equity	$ 135,038	$ 118,430

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
May 10, 2017

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended March 31,
	2017	2016
Operating Activities
Net loss	$ (2,074)	$ (6,427)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,255	1,529
Write-down of inventory	51	74
Capitalized interest	204	-
Deferred income taxes	24	(5)
Non-cash share based compensation expense	624	708
Loss on sale of fixed assets	9	-
Gain on sale of other assets	-	(2,576)
Loss (gain) from equity method investment	91	(671)
Reversal of allowance for doubtful accounts, net of provision	(1,217)	(122)
Changes in operating assets and liabilities:
Restricted cash	(1,703)	97
Accounts receivable	(2,002)	475
Inventories	1,840	(656)
Accrued income taxes	169	1,939
Vendor deposits and other assets	(5,557)	(120)
Accounts payable	1,823	(707)
Accrued liabilities and customer deposits	17,531	1,515
Deferred profit	520	(1,440)
Net cash provided by (used in) operating activities	11,588	(6,387)
Investing Activities
Purchases of property, plant and equipment	(210)	(192)
Proceeds from sale of property, plant and equipment	34	-
Proceeds from partial sale of subsidiary	-	7,012
Proceeds from the sale of other assets	-	4,884
Net cash (used in) provided by investing activities	(176)	11,704
Financing Activities
Proceeds from the exercise of stock options	94	30
Payments on long-term debt	(319)	(259)
Borrowings on long-term debt	137	830
Net cash (used in) provided by financing activities	(88)	601
Effect of Exchange Rate Changes on Cash	(119)	48
Net Increase in Cash and Cash Equivalents	11,205	5,966
Cash and Cash Equivalents, Beginning of Period	27,655	25,852
Cash and Cash Equivalents, End of Period	$38,860	$31,818